                          LINCOLN NATIONAL CORPORATION

           EXHIBIT 12 - HISTORICAL RATIO OF EARNINGS TO FIXED CHARGES


                                                                     Year Ended December 31,
                            (millions of dollars)       1998        1997(4)        1996        1995         1994
-------------------------------------------------------------------------------------------------------------------

Net Income before Taxes, Accounting
 Change and Minority Interests......................    697.4       1427.1        692.7        626.6        376.3
Equity in the Earnings of
 Unconsolidated Affiliates..........................     (3.3)        (2.1)        (1.4)       (12.4)       (14.6)
Sub-total of Fixed Charges..........................    144.1        113.3        108.6         94.4         66.6
                                                       ------       ------        -----        -----        -----
   Sub-total of Adjusted Net Income.................    838.2       1538.3        799.9        708.6        428.3
Interest on Annuities & Financial Products..........   1446.2       1253.5       1185.6       1147.1       1064.6
                                                       ------       ------       ------       ------       ------
   Adjusted Income Base.............................   2284.4       2791.8       1985.5       1855.7       1492.9

Rent Expense........................................     81.3         62.5         71.6         65.7         51.3


Fixed Charges:
Interest and Debt Expense...........................    117.1         92.5         84.7         72.5         49.5
Rent (Pro-rated)....................................     27.0         20.8         23.9         21.9         17.1
                                                      -------      --------     --------     ---------     --------
   Sub-total of Fixed Charges.......................    144.1        113.3        108.6         94.4         66.6
Interest on Annuities & Financial Products..........   1446.2       1253.5       1185.6       1147.1       1064.5
                                                       ------       ------       ------      -------       ------
   Sub-total of Fixed Charges.......................   1590.3       1366.8       1294.2       1241.5       1131.1
Preferred Dividends (Pre-tax).......................       .1           .2           .2         13.4         24.2
                                                      ---------    ---------    ---------     ------      -------
   Total Fixed Charges..............................   1590.4       1367.0       1294.4       1254.9       1155.3


Ratio of Earnings to Fixed Charges:
 Excluding Interest on Annuities
  and Financial Products (1)........................     5.82        13.57         7.37         7.51         6.43

 Including Interest on Annuities
  and Financial Products (2)........................     1.44         2.04         1.53         1.49         1.32

 Ratio of Earnings to Combined
  Fixed Charges and Preferred Stock
  Dividends (3).....................................     1.44         2.04         1.53         1.48         1.29


(1) For purposes of determining this ratio, earnings consist of income before federal income taxes, cumulative effect of accounting change and minority interests adjusted for the difference between income or losses from unconsolidated equity investments and cash distributions from such investments, plus fixed charges. Fixed charges consist of 1) interest and debt expense on short and long-term debt and distributions to minority interest-preferred securities of subsidiary companies and 2) the portion of operating leases that are representative of the interest factor.

(2) Same as the ratio of earnings to fixed charges, excluding interest on annuities and financial products, except fixed charges and earnings include interest on annuities and financial products.

(3) Same as the ratio of earnings to fixed charges, including interest on annuities and financial products, except that fixed charges include the pre-tax earnings required to cover preferred stock dividend requirements.

(4) Coverage ratios for 1997 are higher than other historical periods shown due to the inclusion of the gain on sale of discontinued operations (see note 11 to the consolidated financial statements on page 65).